Exhibit 10.63

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made this 9th day of September, 2008, by and between MICHAEL L. PRETIGER (“Employee”) and STONECO H, INC. (“Company”), a Delaware corporation.

WITNESSETH:

WHEREAS, Company has acquired substantially all of the assets and business of MDA Holdings, Inc., a Georgia corporation (“Holdings”), Medical Doctor Associates, Inc., a Georgia corporation (“MDA - GA”), Allied Health Group, Inc., a Georgia corporation (“AHG”), Credent Verification and Licensing, Inc., a Georgia corporation (“CVL”) and all of the issued and outstanding shares of Jamestown Indemnity, Ltd. (“Jamestown,” together with Holdings, MDA-GA, AHG and CVL, collectively referred to herein as “MDA”);

WHEREAS, Employee previously served as the former Chief Financial Officer of Holdings;

WHEREAS, Company is engaged in the business of contracting with physicians and allied health professionals for temporary and/or permanent assignments at healthcare facilities throughout the United States and the Employee will be involved in that business after the date hereof;

WHEREAS, Employee possesses certain skills which Company wishes to utilize in its business, and Employee wishes to provide certain services to Company upon the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt, legal adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Employment.  Company engages Employee to serve as the EVP, Finance and Administration of Company, and, subject to the limitations on the assignment of duties set forth in Section 3(a), Employee agrees to serve Company as an employee in any capacity as the Executive Vice President, Finance and Administration of Company and its Board of Directors may, from time to time, determine, upon the terms and conditions hereinafter set forth.  Unless otherwise directed by the President or Company’s Board of Directors, Employee shall report to the President of Company.

2.

Term; Renewal.  The term of Employee’s employment under this Agreement shall be for an initial term commencing and ending on the dates set forth on Addendum A attached hereto and incorporated herein by reference, which term shall automatically renew for successive one (1) year terms, on the same terms and conditions set forth herein, unless either Company or Employee gives written notice to the other, at least sixty (60) days prior to the expiration of the initial term or any renewal term, that the then current term will not renew.

3.

Services; Duties.

(a)

During the term of Employee’s employment hereunder, Employee shall serve in the capacities and perform the duties and responsibilities described in numbered item 5 of Addendum A, or as are normally associated with the position of Executive Vice President.  The Employee shall also perform such additional or other duties as may be delegated to Employee by the President or the Board of Directors; provided, however, that such additional or other duties shall be (i) consistent with the needs of Company, (ii) consistent with Employee’s skills and experience, and (iii) commensurate with Employee’s title and level of compensation.  Any material diminution or increase in Employee’s duties or responsibilities, or change in duties or responsibilities that would require Employee to engage in employment outside the Atlanta metropolitan area for periods of time materially greater than those required while Employee was employed by Holdings, must be approved by Employee.

(b)

During the term of Employee’s employment hereunder, except for periods of illness, disability, reasonable vacation periods, and reasonable leaves of absence, all subject to policies generally applicable to other senior executives of Company or Cross Country Healthcare, Inc. (“Cross Country”), Employee shall devote substantially all of Employee’s business time, attention, energy and skill to the business of Company, and shall perform such services in a faithful, competent, and diligent manner at the direction of the President.  Employee shall take actions that are reasonable and consistent with Employee’s past practices as the former Chief Financial Officer of Holdings.  Employee agrees that Employee will not hold any concurrent employment or business positions without the prior express written consent of Company.  Employee shall be eligible to participate as a member in community, civic, religious, or similar organizations, including service on the board of directors or trustees of such organizations, and may pursue personal investments which do not present any conflict of interest with Company, or unfavorably affect the performance of Employee’s duties pursuant to this Agreement.

(c)

The foregoing notwithstanding, Company acknowledges and agrees that

(i)

Employee will be engaged by Holdings as an independent contractor (with signature authority) to provide certain services to Holdings that are necessary and appropriate to wind down, liquidate, and dissolve the MDA businesses and the ESOP Trust that owns Holdings (the “Wind Down”);

(ii)

Employee will require limited access to Company's computer systems and the former books and records of Holdings for the purpose of preparing tax returns and performing other necessary and appropriate tasks related to the Wind Down; and

(iii)

Employee will receive compensation from Holdings in respect of such services.

(iv)

Employee agrees not to subcontract with any other employee of  Company or its affiliates on behalf of Holdings, its shareholders or affiliates, or otherwise engage any other employee of Company or its affiliates to assist with any services provided to Holdings under this Section 3, without the prior approval of Joseph A. Boshart, CEO of Cross Country.

Employee may engage in the activities that are necessary and appropriate to the Wind Down at any time so long as Employee does so in a manner that is not disruptive to the Company’s business and so long as Employee faithfully, competently, and diligently performs Employee's duties under this Agreement

(d)

During the term of Employee’s employment hereunder, Company shall provide Employee with such equipment, office space and administrative support as Company determines in its business judgment to be appropriate for Employee to perform Employee’s duties and responsibilities hereunder.

(e)

The Employee shall comply with all reasonable policies and procedures generally applicable to senior executives of Company adopted by Company from time to time.

(f)

The office of Employee shall be located at Company’s main office in Norcross, Georgia, or at such other location within thirty (30) miles of the main office in Norcross, Georgia, as Company may from time to time designate..

4.

Compensation as Employee.

(a)

At all times during the initial term or any renewal term of this Agreement, Company shall pay Employee's base compensation as reflected on Addendum B attached hereto and incorporated herein by reference (“Employee’s Initial Base Salary”), payable at Company’s usual payroll dates, and provide Employee with the opportunity to earn bonuses under a bonus plan, also as set forth on Addendum B, and any other benefits set forth in Addendum B.  During the initial term or any renewal term hereof, Employee’s base compensation shall not be reduced below Employee’s Initial Base Salary and Employee’s bonuses shall be substantially similar to the bonus described on Addendum B and, in no event, any less favorable to Employee than such bonus plan.  All amounts paid hereunder by Company to Employee shall be subject to all applicable local, state and federal withholding taxes.

(b)

Company shall pay or reimburse Employee for all reasonable travel and other expenses incurred by Employee in the performance of Employee's obligations and duties under this Agreement.  Upon submission of such vouchers, receipts and other evidence as may be required by Company, Employee shall be entitled to receive reimbursement from Company, in accordance with Company’s reimbursement practices for expenses for other senior executives of Company or Cross Country.

5.

Termination of Employment.

(a)

In the event the employment of Employee is terminated (i) for cause; or (ii) Employee resigns Employee's employment with Company (other than for good reason) or fails to accept Company’s renewal of this Agreement upon terms that are substantially the same as those contained herein; or (iii) Company does not renew the initial or any renewal term of this Agreement for any reason other than for cause, Employee (or Employee personal representative) shall be paid all accrued salary, earned bonus pursuant to Addendum B, and any other benefits which have then accrued and to which Employee is entitled to as of the date of termination.  However, in the event of a termination described in this subsection (a), Employee shall not be entitled to the severance compensation provided for in subsection (b).  Provided, further, if Employee’s employment is terminated under any of the circumstances described in subsections (a)(i), (a)(ii) or (a)(iii) of this Section 5, Employee also shall be subject to the restrictive covenant provisions of Section 7 as well as Employee independent nondisclosure obligations set forth in Section 8.

(b)

In the event (i) the employment of Employee is terminated for any reason other than the circumstances described in subsection (a) of this Section 5 or (ii) Employee terminates this Agreement “for good reason” (as such term is defined in Section 5(f), then in addition to receiving all accrued salary, earned bonus pursuant to Addendum B any other benefits which have then accrued and to which Employee is entitled to as of the date of termination, Company further agrees, subject to its right of set off provided for in Section 9(a) and subject to Employee’s performance of the restrictive covenants provided for in Section 7 as well as Employee independent nondisclosure obligations set forth in Section 8 respectively, to provide Employee with severance compensation.  The amount of such severance compensation shall be equal to the average of Employee’s annual compensation as reported on IRS Form W-2, for the two full calendar years preceding the date of Employee’s termination of employment.  The severance compensation will be paid for a period equal to one (1) year (which is the period of non-competition and non-solicitation provided for under this Agreement).

(c)

The portion of Employee’s severance compensation which constitutes payments equal to Employee average compensation shall be paid by Company to Employee in equal installments over the months specified in subsection (b), commencing on the date of Employee’s termination of employment under this Agreement.  Such severance payments shall be made on Company’s usual payroll dates.

(d)

All amounts paid under subsections (b) and (c) to Employee shall be subject to any applicable local, state or federal withholding taxes.

(e)

For purposes of this Agreement, “for cause” means (i) Employee’s gross negligence in the performance or intentional nonperformance of any of Employee’s material duties and responsibilities as an officer or employee of Company which is not due to a medical impairment (as certified in writing by an independent physician selected by Employee with the approval of Company, which approval shall not be unreasonably withheld, and licensed to practice medicine in the State of Georgia) or total disability and which is not remedied within thirty (30) days after receipt by Employee of written notice thereof from Company, (ii) conviction of any felony, (iii) Employee’s proven commission of fraud, (iv) Employee’s confirmed positive illegal drug test result, or (v) Employee’s proven willful breach of this Agreement that materially and adversely affects Company.

(f)

For purposes of this Agreement, “for good reason” means any situation during the term of this Agreement in which the status, character, capacity, location, or circumstances of Employee’s employment have been materially and adversely altered by Company, whether by (1) any relocation of Employee’s office to a location that is more than thirty (30) miles of Company's main office in Norcross without Employees consent, (2) any change in duties or responsibilities that would require Employee to engage in employment outside the Atlanta metropolitan area for periods of time materially greater than those required while Employee was employed by Holdings, (3) any material breach of this Agreement by Company, (4) any material and adverse change in the title, reporting relationship(s), responsibilities, or perquisites of Employee, and/or (5) any assignment of duties materially and adversely inconsistent with Employee’s position and duties as described in this Agreement or inconsistent with Employee’s skill and experience.

(g)

For purposes of this Agreement, “total disability” shall mean the inability of Employee to perform the material aspects of Employee’s duties under this Agreement for a period of at least ninety (90) substantially consecutive days, as determined by an independent physician selected by Employee with the approval of Company, which approval shall not be unreasonably withheld, and licensed to practice medicine in the State of Georgia.

(h)

In the event that Employee’s employment is terminated under Section 5 (b), then Company shall pay Employee an additional amount equal to Employee’s cost of COBRA health continuation coverage for Employee and Employee's dependants for so long as Employee and Employee's eligible dependants are entitled to receive COBRA continuation coverage from Company under the applicable laws, rules and regulations governing COBRA.  For purposes of this Section 5 (i) and the Employee’s right to elect continued coverage under Company’s group health plan under COBRA, in the case of a termination of the Employee’s employment with Company under Section 5 (b), Employee’s “qualifying event” (within the meaning of Internal Revenue Code Section 4980B(f)(3)) shall be deemed to occur as of the date termination under Section 5 (b)begins.

6.

Employee Benefits.

(a)

In addition to Employee’s basic annual salary, Employee shall be entitled to earn bonuses in accordance with the bonus plan described in Addendum B.

(b)

During the term of Employee’s employment under this Agreement, Employee shall be entitled to participate in the Cross Country Healthcare, Inc. 2007 Equity Participation Plan, savings plans, and retirement plans applicable generally to other senior executives of Company or Cross Country, on the same basis as such other senior executives, unless otherwise prohibited by the terms of such plans.

(c)

During the term of Employee’s employment hereunder, Employee shall be entitled to participate and receive benefits from, upon the same terms and conditions applicable to employees generally, in any life, health, hospitalization, any other insurance program, and any other health and employee welfare benefit plan or program which Company may from time to time provide or make available to other senior executives of Company or Cross Country and for which Employee is eligible and qualified.  Provided, however, if the inclusion of Employee under any such program or plan causes or would cause either such program or plan to be terminated or Company to incur a materially disproportionate additional cost, Company may elect to provide benefits of a substantially similar nature which avoids such adverse effects.

(d)

Employee shall be entitled, without loss of pay, to vacation and sick leave as set forth on Addendum C attached hereto and incorporated herein by reference.

(e)

Except as otherwise provide by law, Employee’s tenure during Employee’s employment with Holdings shall be considered tenure with Company for purposes of qualifying for participation and vesting in any of the benefit programs addressed in Sections 6(b),(c), and (d).  Under no circumstances shall the benefits provided to Employee pursuant Sections 6(b),(c), and (d) be materially less beneficial than the benefits provided to Employee while Employee was employed with Holdings.

7.

Restrictive Covenants.

(a)

During Employee’s service hereunder and for a period of one (1) year following the date of termination, regardless of the reason, cause, or method of termination, Employee will not, directly or indirectly, for Employee’s own benefit or the benefit of any other person or entity:

(i)

Manage, operate, or be employed as an officer, EVP, Finance and Administration, or chief financial officer or in any position (whatsoever the title) in which the Employee will use the same skills, knowledge, and expertise as he did as EVP, Finance and Administration of Company in any business, including but not limited to, a business association, corporation, sole proprietorship or partnership, that engages in the placement of physicians or allied health professionals in the United States.  Employee specifically agrees and acknowledges that Company has a reasonable interest in protecting its business and goodwill from competition with the Employee as set forth in the previous sentence.  Employee specifically agrees and acknowledges that because Company operates throughout the United States and because Employee specific duties and responsibilities involve management and operation of Company throughout the United States that the territorial restriction is reasonable.

(ii)

Solicit in any manner or seek to obtain the business of any customer or prospective customer of Company with whom Employee had material contact  (meaning contact either on behalf of Company, MDA, or their respective affiliates, or in an effort to further the business of Company, MDA, or their respective affiliates) during Employee’s employment with Company or MDA, other than for Company, or attempt to influence or encourage any customers, prospective customers, vendors, agents, consultants, referral sources, suppliers, landlords or other business contacts with whom Employee had contact during the one year prior to termination of Employee’s employment with Company (including during Employee’s employment by Holdings) to terminate, reduce, withdraw, curtail, cancel or otherwise cease or materially and adversely modify their business relationship with Company and/or its affiliates; or

(iii)

Solicit the employment of or hire, or encourage any employee with whom Employee interacted during the one year prior to Employee’s termination of employment with Company (including during Employee's employment by Holdings prior to the date of this Agreement) to terminate Employee's employment with Company.

Nothing in this subsection (a) shall prohibit Employee from acquiring, directly or indirectly, less than a five percent (5.0%) interest in any business, including a business which competes with Company, the equity securities of which are readily tradeable on an established securities market.

(b)

For purposes of this Agreement, a “customer” shall be deemed to be any person, business, partnership, proprietorship, firm, organization or corporation with whom or which the Employee has had material contact within one (1) year prior to the date of the termination of Employee’s employment under this Agreement, and the phrase “service the business of any customer” means the development, modification, enhancement or improvement of any product or service offered by Company or which is reasonably related to the products or services offered by Company.   The term “prospective customer” as used herein shall apply to any person or entity that has been identified by Company as a potential customer and has been contacted by one or more representatives of Company regarding the potential provision of any professional service within one (1) year prior to the last day of Employee’s employment with Company; this definition shall include only individuals and entities for which Company has a reasonable prospect of providing professional services in the future.  The Employee hereby acknowledges that, by virtue of Employee’s position and access to information, Employee will have advantageous familiarity and personal contacts with Company’s customers, wherever located, and that the restrictions contemplated hereby are reasonable for the protection of Company’s goodwill and customer base, and Company’s efforts in the development of such customers.

(c)

In the event that Employee is entitled to severance compensation under Section 5(b) and Company defaults in its obligation to pay such severance compensation and fails to cure such default within ten (10) days after receipt by Company of written notice thereof from Employee, then all obligations of Employee under this

Section 7 shall automatically terminate without affecting Employee’s rights to collect all severance compensation due to Employee.

8.

Covenant Not to Disclose Confidential Information.

“Confidential Information” means any and all information regarding the business of Company and the affiliates that is (1) not publicly known and (2) commercially valuable, including but not limited to trade secrets, customer lists, information, know-how, skills, knowledge, ideas, knowledge of customer’s commercial requirements, pricing, pricing methods, customer lists, sales and marketing techniques and agreements, consultant relationships and agreements, financial information, intellectual property, codes, research, development, research and development programs, processes, documentation, or devices used in or pertaining to Company’s business and (i) which relates in any way to Company’s business, products or processes, or (ii) which is discovered, conceived, developed or reduced to practice by Employee, either alone or with others either (x) during the term of this Agreement, or (y) at Company’s expense, or (z) on Company’s premises.  The term “Confidential Information” shall not include information that has become generally known to the public or easily obtained from public sources or public records unless Employee wrongly causes the Confidential Information to become generally known or easily obtained from public sources or public records.  The term “Confidential Information” shall not include information that was known to Employee prior to becoming employed by Holdings.

(a)

During the course of Employee's services hereunder, Employee may become knowledgeable about, or become in possession of, Confidential Information.  Employee understands and acknowledges that as a result of Employee's position with Company and Employee's previous position with Holdings prior to the date of this Agreement, Employee became knowledgeable about, or came into possession of, Confidential Information.  Employee acknowledges and agrees that if such Confidential Information were to be divulged or become known to any competitor of Company or to any other person outside the employ of Company, Company would be harmed, and that the parties have entered into this Agreement in part to guard against such potential harm.

(b)

The Employee shall not, directly or indirectly, use any Confidential Information for any purpose other than for the benefit of Company.  The Employee shall not communicate, deliver, exhibit or provide any Confidential Information to any person, firm, partnership, corporation, organization or entity, except to other employees or agents of Company as required in the normal course of Employee’s service as an employee or except as the President or any authorized officer of Company may direct in writing.

(c)

With respect to Confidential Information not qualifying for protection under the law as a trade secret, the covenant contained in this Section 8 shall be binding upon Employee during the term of Employee's employment under this Agreement and for the two (2) year period following the termination hereof (“Effective Period”).  During the Effective Period, Employee agrees not to disclose any Confidential Information unless allowed by the Section 8, including Section 8(e) or unless Employee is required to disclose such information by law.  The Employee may not, under any circumstances, disclose Confidential Information qualifying for protection as a trade secret under O.C.G.A. § 10-1-761(4) for so long as that information remains a trade secret, unless required by law.  The Employee agrees to notify Company within three (3) business days of the receipt of any such court order, subpoena, or other legal process demanding disclosure of Confidential Information and agrees not to disclose any Confidential Information in response to such a request without written consent of Company.

(d)

The Employee agrees that all Confidential Information and all records, documents and materials relating to all of such Confidential Information, shall be and remain the sole and exclusive property of Company.

(e)

It is expressly agreed and understood by Company that Employee may use such Confidential Information as is reasonably necessary or appropriate to the Wind Down.

9.

Remedies.

(a)

The Employee agrees that Company will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any breach by Employee of any provision of Section 7 or 8.  Accordingly, in the event of a breach or of a threatened or attempted breach by Employee of Section 7 or 8, in addition to all other remedies to which Company and its shareholders are entitled under law, in equity, or otherwise, including but not limited to the recovery of any damages, Company and/or any of its shareholders shall be entitled to a temporary restraining order and permanent injunction (without the necessity of showing any actual damage) or a decree of specific performance of the provisions of Section 7 or 8 and no bond or other security shall be required in that connection and may suspend the payment of any severance amounts being paid to the Employee under Section 5.  In the event any party hereto is required to engage in legal action, whether before a court of competent jurisdiction or before an arbitrator, against any other party hereto, either as plaintiff or defendant, in order to enforce or defend any of the party's rights under this Agreement, and such action results in a final judgment or binding arbitration award in favor of one or more parties, then the party or parties against whom said final judgment or binding arbitration award is obtained shall reimburse the prevailing party or parties for all legal fees and expenses incurred by the prevailing party or parties in asserting or defending the party's rights hereunder.

(b)

The Employee acknowledges and agrees that in the event of termination of this Agreement for any reason whatsoever, Employee can obtain other employment not in violation of Section 7 of this Agreement, and that the issuance of an injunction to enforce the provisions of Section 7 or 8 will not prevent Employee from earning a livelihood.

(c)

The covenants on the part of Employee contained in Sections 7 and 8 are essential terms and conditions to Company entering into this Agreement, and shall be construed as independent of any other provision in this Agreement.  The existence of any claim or cause of action Employee has against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of these covenants.

10.

Inventions.

(a)

The Employee shall disclose fully to Company all inventions (i) which relate in any way to Company’s business, products or processes, or (ii) which are discovered, conceived, developed or reduced to practice by Employee, either alone or with others either (x) during the term of Employee’s employment hereunder, or (y) at Company’s expense, or (iii) on Company’s business premises.  Such inventions shall belong solely to Company and shall not belong to Employee.  During the term of this Agreement, Employee shall assign to Company, exclusively and free from any royalty obligation or any other legal or equitable title or right of Employee, all such inventions referred to above and all patents, trademarks, copyrights, and maskworks, and any and all applications and rights pertaining thereto on a worldwide basis.  The Employee shall assist Company, during and subsequent to the term hereof, in every proper way, but without any further compensation or additional consideration, to transfer and assign such inventions to and for Company’s benefit and enjoyment and to cooperate as may be reasonably requested to perfect Company’s ownership therein and, if requested by Company, to prosecute or direct in prosecuting any application for or registration with respect to any patent or other applicable intellectual property right, including, but not in limitation thereof, the execution and delivery of applications for the registration of one or more intellectual property rights and assignments of the same as may be deemed necessary or desirable by Company in any office selected by Company.  The judgment of Company with respect to the ability to register any particular item of intellectual property shall be final and conclusive.

(b)

Any improvements made upon such inventions by Employee subsequent to the term hereof shall be presumed to have been developed during the term hereof and by and for the benefit of Company and accordingly shall be the property of Company.

(c)

The Employee agrees to execute such other standard forms relating to the invention or development of inventions and other intellectual properties as Company may require of its consultants and employees generally.

11.

Surrender of Records.  Upon termination of Employee’s employment for any reason, Employee shall immediately surrender to Company any and all records, notes, documents, forms, manuals, photographs, instructions, lists, drawings, blueprints, programs, diagrams or other written, printed or electronic material (including any and all copies made at any time whatsoever) in Employee's possession or control which pertain to the business of Company.  Employee also agree to delete permanently from any personal electronic devices such as mobile phones, Blackberries®, PDAs, and computers and not to retain in any form whatsoever all Confidential Information, except as may be allowed by the President of Company with express written permission.

12.

Termination.

(a)

During the initial term or any renewal term, the employment of Employee may be terminated by Company:

(i)

Without cause by giving Employee sixty (60) days prior written notice;

(ii)

Immediately for cause, as defined in Section 5(e);

(iii)

Immediately, upon Employee’s death; or

(iv)

By the mutual agreement of the parties.

(b)

During the initial term or any renewal term, the employment of Employee may be terminated by Employee:

(i)

Without cause by giving Company sixty (60) days prior written notice;

(ii)

Immediately for good reason, as defined in Section 5(f); or

(iii)

By the mutual agreement of the parties.

13.

Time is of the Essence.  Time is of the essence with respect to all payments to be made hereunder to Employee and the delivery of all benefits to be delivered to Employee hereunder.

14.

Parties Bound.  All provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors and, as allowed hereunder, their assigns.

15.

Representation.  Employee represents that Employee has read this Agreement and has employed legal counsel to review the meaning of the provisions and to provide advice regarding this Agreement prior to Employee’s execution of it.

16.

Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter, and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto.  No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver by any party of the same or any other provision in any other instance.

17.

Effect and Modification.  This Agreement comprises the entire agreement between the parties with respect to the subject matter hereof and supersedes all other earlier agreements relating to the subject matter hereof.  No statement or promise, except as herein set forth, has been made with respect to the subject matter of this Agreement.  No modification or amendment hereof shall be effective unless in writing and signed by Employee and an officer of Company (other than Employee), and no agreement by any party that is inconsistent with the provisions hereof shall be enforceable unless evidenced by the written consent of such party.  The exchange of copies and signature pages of this Agreement and any amendments thereto by facsimile or Portable Document Format (PDF) transmission (with evidence of confirmed receipt)

shall constitute effective execution and delivery of this Agreement and any amendment thereto as to the parties and may be used in lieu of the original Agreement or amendment for all purposes.  Signatures of the parties transmitted by facsimile or Portable Document Format (PDF) shall be deemed to be their original signatures for all purposes.

18.

Non-Waiver.  Company’s or Employee’s failure or refusal to enforce all or any part of, or Company’s or Employee’s waiver of any breach of this Agreement, shall not be a waiver of Company’s or Employee’s continuing or subsequent rights under this Agreement, nor shall such failure or refusal or waiver have any affect on the subsequent enforceability of this Agreement.

19.

Non-Assignability.  This Agreement contemplates that Employee will personally provide the services described herein, and accordingly, Employee may not assign Employee’s rights or obligations hereunder, whether by operation of law or otherwise, in whole or in part, without the prior written consent of Company.  Company may assign this Agreement in its entirety or any portion thereof or rights thereunder in its sole discretion provided that the assignee agrees to assume all of Company’s obligations hereunder.

20.

Severability/Interpretation.  The unenforceability or invalidity of any provision in this Agreement shall not affect the enforceability or validity of any remaining provisions in this Agreement, which shall be interpreted and construed to fully carry out the intention of the parties.  The judicial body interpreting this Agreement shall be authorized and instructed to rewrite any aspect of this Agreement which is unenforceable as written in such a fashion so that they may be enforced to the greatest extent legally possible.  Employee acknowledges and agrees that the covenants and agreements contained in this Agreement shall be construed as covenants and agreements independent of each other or any other contract between the parties hereto and that the existence of any claim or cause of action by Employee against Company shall not constitute a defense to the enforcement by Company of said covenants and agreements, except as otherwise provided herein.  The judicial body interpreting this Agreement shall not more strictly construe the terms of this Agreement against one party, it being agreed that both parties and/or their attorneys or agents have negotiated and/or participated in the preparation hereof.

21.

Notice.  Any notice, request, demand, instruction, other communication, or other document to be given hereunder to any party shall be in writing and shall be deemed to have been duly given if (a) delivered in person, (b) made by facsimile transmission, or (c) sent by overnight courier service (with all fees prepaid), as follows:

If to Employee:

5642 Creekside Drive

Norcross, GA  30092

With a copy to:

Chorey, Taylor & Feil, A Professional Corporation

3399 Peachtree Road, N.E.

Suite 1700, The Lenox Building

Atlanta, Georgia 30326

Fax:  (404) 841-3221

Attn:  Thomas V. Chorey, Jr., Esq.

If to Company:

STONECO H, INC.

6551 Park of Commerce Blvd, N.W.

Boca Raton, Florida 33487

Attn:  Susan E. Ball, General Counsel

Facsimile:  (800) 440-5790

Any such notice, request, demand, instruction, other communication, or other document shall be deemed to be given if delivered in person, on the date delivered, if made by facsimile transmission, on the date transmitted, or, if sent by overnight courier service, on the date sent as evidenced by the date of the bill of lading; and shall be deemed received if delivered in person, on the date of personal delivery, if made by facsimile transmission, upon confirmation of receipt, or if sent by overnight courier service, on the first business day after the date sent.  Any party sending a notice, request, demand or other communication by facsimile transmission shall also send a hard copy of such notice, request, demand or other communication by one of the other means of providing notice set forth in this Section 21.  Any notice, request, demand or other communication shall be given to such other representative or at such other address as a party to this Agreement may furnish to the other parties in writing pursuant to this Section 21.

22.

Governing Law.  This Agreement is being delivered in and shall be construed and enforced in accordance with the laws of the State of Georgia, other than its rules with respect to choice of laws.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall exclusively be brought against any of the parties in the courts of the State of Georgia, County of Gwinnett, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

23.

Prior Agreements.  Employee represents and warrants to Company that Employee is not a party to or otherwise bound by any agreement that would restrict in any way the performance by Employee of Employee’s duties, services and obligations under this Agreement, that Employee has disclosed to Company all employment type agreements to which Employee has been bound, including without limitation employment agreements, consulting agreements, non-compete agreements or covenants, confidentiality or non-disclosure agreements or covenants, and intellectual property assignment agreements, and that Company will not have any liability to any third party arising out of Employee entering into this Agreement or performing hereunder.

24.

Headings.  The headings of the Agreement sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written, but effective as of September __, 2008.

EMPLOYEE:

/s/ Michael L. Pretiger
Michael L. Pretiger

COMPANY:

STONECO H, INC, a Delaware corporation

By:	/s/ Jim Ginter
James E. Ginter,

CROSS COUNTRY:

CROSS COUNTRY HEALTHCARE, INC, a Delaware corporation

By:	/s/ Victor Kalafa
Victor Kalafa, VP Corporate Development

ADDENDUM A

TO EMPLOYMENT AGREEMENT

BETWEEN MICHAEL L. PRETIGER AND

STONECO H, INC.,

EFFECTIVE AS OF SEPTEMBER 9, 2008

This Addendum relates to the Employment Agreement between StoneCo H, Inc. (the “Company”) and Michael Pretiger (“Employee”), effective as of September __, 2008.  This Addendum is incorporated therein by reference and shall be an integral part of the Employment Agreement.

1.	Name of Employee:	Michael L. Pretiger
2.	Date of Commencement:	September 9, 2008
3.	Date Initial Term Ends:	December 31, 2010
4.	Title:	EVP, Finance and Administration
5.	Job Description and Duties:

As a member of the executive team, Employee shares responsibility for the overall strategic direction, growth and profitability of Company and its subsidiary companies. Employee’s responsibilities include, among other things, the following:

•

All accounting, finance, treasury, investment management, banking and tax functions.

•

All information system and information technology functions.

•

All financial reporting, financial forecasting, business process improvement management, financial analysis and performance measurement.

Date: September 9, 2008

ADDENDUM B

TO

EMPLOYMENT AGREEMENT

This Addendum relates to the Employment Agreement between StoneCo H, Inc., (“Company”) and Michael L. Pretiger (“Employee”), effective as of September __, 2008.  This Addendum is incorporated therein by reference and shall be an integral part of the Employment Agreement.

Officer Compensation Structure

Effective September 9, 2008

BASE COMPENSATION

Michael L. Pretiger - $175,000

BONUS PLAN

Holdings previously established a bonus plan for the above referenced officer based on a targeted EBITDA of MDA for a 100% performance at $110,000 and the bonus plan is being assumed by Company, all as described below.

ANNUAL MDA EBITDA TARGET – CALENDAR YEAR 2008

$14,375,000

BONUS POOL

$110,000

Earn Rates for Bonus Pool

Target Achievement Level (%)	Earn Rate (%)
.00%-89.99%	.00%
90.00%	80.00%
90.01%-100.00%

For each one hundredth of a percentage point of target achievement above 90% but not more than 100% the Earn Rate increases by two one-hundredth’s of a percentage point up to 100% of allocated bonus pool amount.

100.01%-125.00%

For each one hundredth of a percentage point of target achievement above 100% but not more than 125% the Earn Rate increases by one one-hundredth’s of a percentage point up to 125% of allocated bonus pool amount.

125.01% and above	125%

Payment Schedule

Quarterly Non Forfeitable Payments

The bonus plan is an annual bonus plan.  However, quarterly non forfeitable bonus payments will be made for a bonus component when at least 90% of a bonus component target is achieved not to exceed a 100% earn rate.  The quarterly bonus payment will equal 75% of the cumulative bonus earned less previous quarterly payments.  The quarterly payments will be made on April 30, 2008, July 31, 2008 and October 31, 2008.

Annual Calculation

As soon as practical after December 31, 2008, a final bonus calculation is to be prepared.  If the bonus earned exceeds the sum of all quarterly bonus payments, the excess shall be paid in full on the pay date following the audit committee's acceptance of the audited financial statements for December 31, 2008 from Company's independent auditors.  If the final bonus calculation does not exceed the sum of all quarterly bonus payments, Employee will not be required to pay back the excess of the quarterly payments.

Quarterly Targets

The following quarterly targets are to be used for purposes of calculating the quarterly bonus payments.

EBITDA Component
Q1	$2,654,240
Q2	$4,202,464
Q3	$3,957,900
Q4	$3,560,396
Total	$14,375,000

Previous Payments by Holdings and Assumption by Company

Prior to Company's acquisition of the assets of Holdings, Holdings made the Q1 payment for the quarter ending on March 31, 2008 to Employee on or before April 30, 2008 and the Q2 payment for the quarter ending on June 30, 2008 to Employee on or before July 31, 2008.  Company agrees to make the Q3 payment for the quarter ending on September 30, 2008 to Employee on or before October 31, 2008 and to calculate and pay the final bonus as soon as practical after December 31, 2008.  In calculating the Q3 payment for the quarter ending on September 30, 2008 and the final bonus, Company shall include the EBITDA generated by Holdings in 2008 prior to the closing of the Asset Purchase Agreement among Holdings, Company and Cross Country Healthcare, Inc.

Effect of Termination on Bonus

In the event that the employment of Employee is terminated by Company for any reason other than for cause or terminated by Employee for good reason in any quarter of the calendar year other than the fourth quarter, Employee shall be entitled to receive (i) the non forfeitable bonus payment to which Employee would have been entitled as if Employee were employed for the entire quarter in which the employment of Employee is terminated and (ii) the amount by which the final bonus exceeds the non forfeitable bonus payments for all quarters prior to and including the quarter in which the employment of Employee is terminated.  In the event that the employment of Employee is terminated by Company for any reason other than for cause or terminated by Employee for good reason in the fourth quarter of the calendar year, Employee shall be entitled to receive the full final bonus for the year as if employed at the end of the fourth quarter.  In the event that the employment of Employee is terminated by Company for cause or terminated by Employee without good reason during a quarter of the calendar year,  Employee would not receive the bonus for that partial quarter or any final bonus for that year, but would receive bonuses for all completed quarters at the time of termination.  All bonus payments made hereunder shall be made on the dates provided above.

ADDENDUM C

TO

EMPLOYMENT AGREEMENT

1.

Employee shall be entitled to an annual vacation and sick leave benefit ("PTO") of 25 days, together will all customary holidays.

2.

At the end of each year, if Employee has any unused days of PTO, Employee may "roll over" up to 10 days of PTO to the next year.  Employee receives no remuneration for unused days of PTO.